Exhibit 10.3

EXECUTION COPY

SHARE EXCHANGE AGREEMENT

BETWEEN:

FOREFRONT BVI, LTD. (the “Company”)

AND:	FOREFRONT HOLDINGS, INC. (“Forefront Holdings”)

AND:	HISENSE CO. LTD. (“Hisense Group”)

AND:	QINGDAO HISENSE ELECTRONIC HOLDING LTD. (“HEH”)

AND:	LIGENT PHOTONICS, INC. (“Ligent US”)

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement dated as of the 31st day of December, 2007, is entered into by and among FOREFRONT BVI, LTD., a company incorporated under the laws of the British Virgin Islands (the “Company”), FOREFRONT HOLDINGS, INC., a Florida corporation (“Forefront Holdings”), HISENSE CO. LTD., a company incorporated under the laws of the People’s Republic of China (“Hisense Group”), QINGDAO HISENSE ELECTRONIC HOLDING LTD., a company incorporated under the laws of the People’s Republic of China (“HEH”)(Hisense Group and HEH, collectively, the “Shareholders”) and LIGENT PHOTONICS, INC., a Delaware corporation (“Ligent US”).

WHEREAS, Hisense Group is the recorded and beneficial owner of 50% of the issued and outstanding shares of Ligent US; and

WHEREAS, HEH is in the process of, and as a condition to the consummation of the transactions contemplated hereby is, purchasing 50% of the issued and outstanding shares of Ligent US from Ligent International, Inc., a corporation organized in the British Virgin Islands (“Ligent BVI”); and

WHEREAS, the Shareholders have agreed to transfer to the Company, and the Company has agreed to acquire from the Shareholders, all of the Shares, which Shares constitute 100% of the issued and outstanding shares of Ligent US, in exchange for an aggregate 6,489,061 shares of the Company’s common stock to be issued on the Closing Date (the “Company Shares”), on the terms and conditions as set forth herein; and

WHEREAS, the BM Merger shall occur simultaneously with the consummation of the transactions contemplated herein; and

WHEREAS, certain defined terms appear in Exhibit A hereto.

NOW THEREFORE in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION I

EXCHANGE OF SHARES AND SHARE CONSIDERATION

1.1 Share Exchange. At the Closing, the Shareholders shall transfer to the Company 1,000 Shares, representing all of the issued and outstanding shares of Ligent US, and, in consideration therefor, the Company shall issue to the Shareholders an aggregate of 6,489,061 fully paid and nonassessable shares of Company Common Stock (the “Share Exchange”).

1.2 Section 368 Reorganization. For U.S. federal income tax purposes, the Share Exchange is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Share Exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to the Closing Date has or may have on any such reorganization status. The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 368 of the Code.

1.3 Directors of Company at Closing Date. On the Closing Date, Chairman Houjian Zhou will be Chairman of the board of directors of the Company and Dr. Wei-Ping Huang will serve as a director. Three members of the board will be independent directors under the rules and regulations of the United States Securities and Exchange Commission and the NASDAQ Global Market.

1.4 Officers of Company at Closing Date. On the Closing Date, the current officers of the Company shall resign from each officer position held at the Company and the Company Board shall appoint Dr. Wei-Ping Huang to serve as Chief Executive Officer and President.

1.5 Closing Date. The closing of the Share Exchange will occur on the date on which all of the closing conditions set forth in Section III below have been satisfied or waived (the “Closing Date”), subject to extension by mutual agreement of the Shareholders and the Company, but in no event later than December 31, 2008.

1.6 Representations and Warranties of the Shareholders Regarding Ligent US. The Shareholders hereby jointly and severally make the representations and warranties set forth on Schedule 1.6 regarding Ligent US.

1.7 Representations and Warranties of Shareholders. The Shareholders hereby make the representations and warranties set forth on Schedule 1.7.

1.8 Representations and Warranties of the Company. The Company hereby makes the representations and warranties set forth on Schedule 1.8.

1.9 Representations and Warranties of Forefront Holdings. Forefront Holdings hereby makes the representations and warranties set forth on Schedule 1.9.

SECTION II

COVENANTS

2.1 Forefront Holdings Merger or Domestication. Forefront Holdings covenants that it shall complete its domestication into the Company pursuant to the domestication or merger statutes of the British Virgin Islands before the Closing, it being understood by the parties that such transaction shall be considered a “domestication” for U.S. tax purposes in all respects.

2.2 Pre-Closing Covenants. Ligent US will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) (“Ordinary Course of Business”). Each of the parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Subsection 2(c) of Schedule 1.7 (2)(c). Ligent US will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees. Ligent US will permit representatives of the Company (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Ligent US, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Ligent US; provided, however, that the Company shall have a period of thirty (30) days from the date of this Agreement to complete its due diligence review.

SECTION III

CONDITIONS PRECEDENT TO CLOSING; CLOSING DELIVERIES

3.1 The Company’s obligation to acquire the Shares and to take the other actions required to be taken by it at the Closing Date is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

(a) Accuracy of Representations. The representations and warranties of Ligent US and the Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be true and correct in all material respects as of the date of hereof and as of the Closing except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date.

(b) Performance by Ligent US and Shareholders. All of the covenants and obligations that Ligent US and the Shareholders are required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(c) Other Agreements/Events. The transactions contemplated by the Common Stock Purchase Agreement, the Ligent BVI Merger Agreement, the Framework Agreement, the Forefront Stock Purchase Agreement, the Forefront Holdings Merger and the BM Merger shall be consummated simultaneously with the transactions contemplated by this Agreement. The preferred stockholders of Forefront Holdings shall have converted all of their preferred stock into common stock and Forefront Holdings shall have effected a 1:5 reverse stock split of its common stock. The Registration Statement filed with the SEC by the Company shall have been declared effective. No amendments or waiver under the Forefront Stock Purchase Agreement or any other agreement shall have been entered into without the prior written consent of the Company.

(d) Certificate of Shareholders. Each Shareholder will have delivered to the Company a certificate executed by an authorized officer of the Shareholder certifying the satisfaction of the conditions specified herein relating to such Shareholder.

(e) Consents. All material consents, waivers, approvals (governmental or otherwise), authorizations or orders required to be obtained, and all filings required to be made, by Ligent US and/or the Shareholders for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by Ligent US or the Shareholders.

(f) Documents. Ligent US and the Shareholders must deliver to the Company at the Closing:

(i) share certificates evidencing the number of Shares held by each Shareholder, along with executed share transfer forms transferring such Shares to the Company together with a certified copy of a board resolution of the Company approving the registration of the transfer of such shares to Company (subject to Closing and payment of stamp duty);

(ii) a Secretary’s Certificate, dated the Closing Date, certifying attached copies of (A) the organizational documents of Ligent US, (B) the resolutions of the Ligent US Board of Directors approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of Ligent US signing this Agreement and any other agreement or instrument contemplated hereby to which Ligent US is a party;

(iii) a Certificate of Good Standing of Ligent US; and

(iv) each of the Transaction Documents to which Ligent US and/or the Shareholders is a party, duly executed.

(g) Other Agreements/Events. That certain indemnification agreement of even date herewith in the form attached hereto as Exhibit B by and between SIBL and the Company shall have been executed. The transactions contemplated by the Common Stock Purchase Agreement, the Forefront Stock Purchase Agreement, the Forefront Holdings Merger and the BM Merger shall be consummated simultaneously with the transactions contemplated by this Agreement. The preferred stockholders of Forefront Holdings shall have converted all of their preferred stock into common stock and Forefront Holdings shall have effected a 1:5 reverse stock split of its common stock. The Registration Statement filed with the SEC shall have been declared effective.

(h) Financial Condition of Ligent US. The financial condition of Ligent US as of the Closing Date and the results of operations of Ligent US for the interim period between November 30, 2007 and the Closing Date shall not reflect a financial condition or results of operations that, in either case, is materially worse than that which is reflected in the Financial Statements; and

(i) Delivery of Other Documents. Shareholders and Ligent US shall have delivered to the Company such other documents as the Company may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of Ligent US and the Shareholders, (B) evidencing the performance of, or compliance by the Company and the Shareholders with, any covenant or obligation required to be performed or complied with by Ligent US or the Shareholders, as the case may be, (C) evidencing the satisfaction of any condition referred to in this Section 3, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

3.2 Ligent US and the Shareholders’ obligations to effect the Share Exchange and to take the other actions required to be taken by them at the Closing Date are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by Ligent US or the Shareholders, in whole or in part):

(a) Accuracy of Representations. The representations and warranties of the Company and Forefront Holdings set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be true and correct in all material respects as of the date of hereof and as of the Closing except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date.

(b) Performance by the Company and Forefront Holdings. All of the covenants and obligations that the Company and Forefront Holdings are required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Company.

(d) Documents. The Company must have caused the following documents to be delivered to the Shareholders:

(i) share certificates evidencing each Shareholder’s 50% pro rata share of the Company Shares;

(ii) a Secretary’s Certificate, dated the Closing Date, certifying attached copies of (A) the organizational documents of the Company, (B) the resolutions of the Company Board approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of the Company signing this Agreement and any other agreement or instrument contemplated hereby to which the Company is a party;

(iii) a Certificate of Good Standing of the Company; and

(iv) each of the Transaction Documents to which the Company is a party, duly executed.

(v) Other Agreements/Events. That certain indemnification agreement of even date herewith in the form attached hereto as Exhibit B by and between SIBL and the Company shall have been executed. The transactions contemplated by the Common Stock Purchase Agreement, the Forefront Stock Purchase Agreement, the Forefront Holdings Merger and the BM Merger shall be consummated simultaneously with the transactions contemplated by this Agreement. The preferred stockholders of Forefront Holdings shall have converted all of their preferred stock into common stock and Forefront Holdings shall have effected a 1:5 reverse stock split of its common stock. The Registration Statement filed with the SEC shall have been declared effective.

SECTION IV

TERMINATION; SURVIVAL; INDEMNIFICATION

4.1 Termination. This Agreement may be terminated as follows: (a) the Company and the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing; (b) the Company may terminate this Agreement by giving written notice to the Shareholders at any time prior to the Closing (i) in the event the Shareholders have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified the Shareholders of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before December 31, 2008, by reason of the failure of any condition precedent under Section 3.1 hereof (unless the failure results primarily from the Company or Forefront Holdings breaching any of their respective representation, warranty, or covenant or failure to satisfy the conditions precedent set forth in Section 3.2 contained in this Agreement); and (c) the Shareholders may terminate this Agreement by giving written notice to the Company at any time prior to the Closing (i) in the event the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Shareholders have notified the Company of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before December 31, 2008, by reason of the failure of any condition precedent under Section 3.2 hereof (unless the failure results primarily from the Shareholders or Ligent US breaching any of their respective representation, warranty, or covenant or failure to satisfy the conditions precedent set forth in Section 3.1 contained in this Agreement).

4.2 Survival. All representations and warranties contained in or made pursuant to this Agreement shall survive (and not be affected in any respect by) the Closing of the transactions contemplated by this Agreement for a period ending 18 months after of the Closing Date; provided, however, that the representations and warranties contained in Subsections (1), (4) and (7) of Schedule 1.6, Subsections (1), (2) and (3) of Schedule 1.7, Subsections (1), (3) (5) and (6) of Schedule 1.8 and Subsections (1) and (3) of Schedule 1.9 shall survive indefinitely.

4.3 Indemnification. The Company agrees to indemnify and hold Shareholders harmless from, and to reimburse Ligent US for, any Losses arising out of, based upon, or resulting from (i) the breach or inaccuracy of any representation or warranty of the Company or Forefront Holdings which is contained in or made pursuant to this Agreement or in any of the Transaction Documents; or (ii) the Company’s or Forefront Holdings’ breach of or failure to perform any of the covenants or agreements contained in or made pursuant to this Agreement. The Shareholders agree to indemnify and hold the Company harmless from, and to reimburse the Company for, any loss, fee, cost, expense, damage, liability or claim (including, without limitation, any and all fees, costs and expenses whatsoever reasonably incurred by it or its counsel in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any threatened or asserted claim) (collectively, “Losses”) arising out of, based upon, or resulting from (a) the breach or inaccuracy of any representation or warranty of the Shareholders or Ligent US which is contained in or made pursuant to this Agreement; or (b) the Shareholders’ or Ligent US’s breach of or failure to perform any of the covenants or agreements contained in or made pursuant to this Agreement. In any action brought by a third party that potentially could result in Losses incurred by the Company pursuant to this Section 4.3, then the Company shall have the sole right to defend such claim and all such Losses shall be the responsibility of the Company under this Section 4.3.

SECTION V

GENERAL PROVISIONS

5.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.

5.2 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be finally settled by arbitration exclusively (i) administered by the International Centre for Dispute Resolution (the “ICDR”) and (ii) under the International Dispute Resolution Procedures of the ICDR (the “ICDR Rules”). Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The number of arbitrators shall be one (1), unless the parties subsequently agree in writing that three (3) arbitrators shall be appointed to resolve such particular dispute. The arbitrator(s) shall be appointed exclusively in accordance with the ICDR Rules. The place of arbitration shall be Miami, Florida. The arbitration proceedings shall be conducted in English. The parties waive, to the extent permitted under applicable law, any right that they may have under any law applicable to this Agreement or any party hereto to object to arbitration hereunder on the basis that such an agreement was not entered into after a dispute had arisen.

5.3 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

5.4 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

5.5 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

5.6 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties.

5.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.8 Governing Law. This Agreement will be governed by the laws of the State of Florida without regard to conflicts of laws principles.

5.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

5.10 Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (with immediate confirmation thereafter) or sent by certified, registered or express mail, postage prepaid, or by a nationally recognized overnight courier service, marked for overnight delivery. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (with immediate confirmation thereafter) or, if mailed, five (5) business days after the date of deposit in the mail, or if sent by overnight courier marked for overnight delivery, two (2) business days after the date of delivery to the courier service, to the address set forth on the signature page hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first set forth above.

FOREFRONT BVI, LTD.

By:	/s/ Richard M. Gozia
Name:	Richard M. Gozia
Title:	Interim Chief Executive Officer
Address:	835 Bill Jones Industrial Dr. Springfield, TN 37172
Attn:	Richard M. Gozia
Telephone:	608-519-0348
Facsimile:	615-384-1290

FOREFRONT HOLDINGS, INC.

By:	/s/ Richard M. Gozia
Name:	Richard M. Gozia
Title:	Interim Chief Executive Officer
Address:	835 Bill Jones Industrial Dr. Springfield, TN 37172
Attn:	Richard M. Gozia
Telephone:	608-519-0348
Facsimile:	615-384-1290

HISENSE CO. LTD.

By:
Name:
Title:
Address:	No. 17, Donghai West Road Qingdao, China 266071
Attention:	Honghai Yang
Facsimile:	+86-532-8387-2882

QINGDAO HISENSE ELECTRONIC HOLDING LTD.

By:
Name:
Title:
Address:	No. 17, Donghai West Road Qingdao, China 266071
Attention:	Honghai Yang
Facsimile:	+86-532-8387-2882

LIGENT PHOTONICS, INC.

By:
Name:
Title:
2701 Dukane Drive, Suite 102 St. Charles, IL 6017
Attn:	Wei Ping Huang
Telephone:	630-513-7226
Facsimile:	630-513-9173

Exhibit A

DEFINITIONS

1. “Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the indicated Person.

2. “BM Merger” shall mean that certain merger of Broadband Multimedia Systems, Ltd. (“BM”) with and into the Company.

3. “Code” means the Internal Revenue Code of 1986, as amended.

4. “Common Stock” means the Company’s common shares, U.S. $0.001 nominal or par value per share.

5. “Common Stock Purchase Agreement” means that certain agreement of even date herewith by and between SIBL and BM.

6. “Company Shares” means the Company Common Stock being issued to the Shareholders pursuant hereto.

7. “Exchanged Shares” shall mean the 50% issued and outstanding shares of Ligent US to be transferred to the Company by Hisense Group and the 50% issued and outstanding shares of Ligent US to be transferred to the Company by HEH.

8. “Forefront Stock Purchase Agreement” means that certain stock purchase agreement of even date herewith by and among Stanford Venture Capital Holdings, Inc., SIBL, ForeFront Holdings, Inc., Forefront BVI, Forefront Group, Inc., Forefront Multimedia, LLC and Miller Golf Company.

9. “ForeFront Holdings Merger” shall mean the consummation of the domestication of Forefront Holdings into the Company pursuant to the domestication or merger statutes of the British Virgin Islands.

10. “Framework Agreement” shall mean that certain agreement of even date herewith by and between Qingdao Hisense Electric Ltd. and the Company pursuant to which the Company purchases certain assets of the Set-Top Box division (the “STB Division”) from Qingdao Hisense Electric Ltd.

11. “Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

12. “Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

13. “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof including any lien or charge arising by Law.

14. “Ligent BVI Merger Agreement” means that certain Merger Agreement dated as of the date hereof between Forefront Holdings, Ligent BVI and the Company, as a result of which, Hisense Optoelectronics Technologies (“Hisense OE”) will be a wholly-owned subsidiary of the Company.

15. “Material Adverse Effect” means, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations, in each case taken as a whole or (b) materially impair the ability of any party to this Agreement to perform any of its obligations under this Agreement in any material respect, or (c) result in litigation, claims, disputes or property loss in excess of US$500,000 in the future.

16. “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

17. “Permitted Liens” means (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect.

18. “Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

19. “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

20. “Registration Statement” means the registration statement on Form F-4 promulgated by the SEC to be filed by the Company to register its securities; provided, that the Company qualifies under the Securities Act of 1934, as amended (“1934 Act”), to file such statement, and if the Company fails to qualify to file such Form F-4 with the SEC under the 1934 Act, the term “Registration Statement” shall mean the registration statement on Form S-4 promulgated by the SEC.

21. “SEC” means the Securities and Exchange Commission.

22. “Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

23. “Shares” means the issued and outstanding shares of the Company.

24. “SIBL” means Stanford International Bank Ltd.

25. “Tax Return” means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

26. “Taxes” means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions with respect to any of the foregoing.

27. “Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

Exhibit B

FORM OF INDEMNIFICATION AGREEMENT

Schedule 1.6

SHAREHOLDERS’ REPRESENTATIONS AND WARRANTIES REGARDING LIGENT US

28. Organization and Qualification. Ligent US is duly incorporated and validly existing under the laws of the State of Delaware, has all requisite corporate authority and power, governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof. Ligent US is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect. Set forth on Schedule 1.6(1) is a list of those jurisdictions in which Ligent US presently conducts its business, owns, holds and operates its properties and assets.

29. Subsidiaries. Ligent US does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

30. Organizational Documents. Ligent US is not in violation or breach of any of the provisions of its organizational documents.

31. Authorization and Validity of this Agreement. Ligent US has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which it is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which it is a party, to perform its obligations under this Agreement and each of the Transaction Documents to which it is a party, and to record the transfer of the Shares and the delivery of the new certificates representing the Shares registered in the name of the Company. The execution, delivery and performance by Ligent US of this Agreement and each of the Transaction Documents to which Ligent US is a party have been duly authorized by all necessary corporate action and do not require from Ligent US’s Board of Directors or the Shareholders any consent or approval that has not been validly and lawfully obtained. The execution, delivery and performance by Ligent US of this Agreement and each of the Transaction Documents to which Ligent US is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.

32. No Violation. Neither the execution nor the delivery by Ligent US of this Agreement or any Transaction Document to which it is a party, nor the consummation or performance by Ligent US of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of Ligent US; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which Ligent US is a party or by which the properties or assets of Ligent US are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which Ligent US, or any of the properties or assets owned or used by Ligent US, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by Ligent US or that otherwise relate to the business of, or any of the properties or assets owned or used by, Ligent US, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

33. Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than Ligent US, this Agreement and each of the Transaction Documents to which Ligent US is a party are duly authorized, executed and delivered by Ligent US and constitutes the legal, valid and binding obligations of Ligent US, enforceable against Ligent US in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

34. Capitalization and Related Matters. The authorized capital stock of Ligent US consists of 1,500 shares of Common Stock, of which 1,000 shares of Common Stock are issued and outstanding. At Closing, all of the issued and outstanding stock of Ligent US will be owned 50% by HEH and 50% by Hisense Group. Except as heretofore disclosed, there are no outstanding or authorized options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require Ligent US to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. Except as heretofore disclosed, there are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of Ligent US. All issued and outstanding shares of Ligent US’s capital stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

35. No Redemption Requirements. Except as heretofore disclosed, there are no outstanding contractual obligations (contingent or otherwise) of Ligent US to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Ligent US or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

36. Shareholders. Except as expressly provided in this Agreement, no holder of Shares or any other security of Ligent US or any other Person is entitled to any preemptive right, right of first refusal or similar right as a result of the issuance of the shares or otherwise. There is no voting trust, agreement or arrangement among any of the Shareholders of any capital stock of Ligent US affecting the exercise of the voting rights of any such capital stock.

37. Litigation; Compliance with Laws. There is no action, suit, claim, governmental or other proceeding or investigation pending, or to the Shareholders’ knowledge, threatened against or affecting Ligent US including, without limitation, actions, suits or claims for damages or in which injunctive or equitable relief is requested. There is no outstanding judgment, order, injunction or decree of any court, government or governmental agency against or affecting Ligent US. Ligent US has complied in all material respects with all Laws to which Ligent US is subject, including any environmental, labor and employment laws, rules and regulations.

38. Certain Proceedings. There is no pending Proceeding that has been commenced against Ligent US and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement. To Ligent US’s knowledge, no such Proceeding has been threatened.

39. Financial Statements. Attached as Schedule 1.6(12) hereto are the following financial statements (collectively the “Financial Statements”): unaudited balance sheet as of November 30, 2007 and statements of income for the year ended December 31, 2006 and for the eleven-month periods ended November 30, 2006 and November 30, 2007 for Ligent US. Each of the Financial Statements: (i) is materially true, complete, and correct as of its respective date, (ii) is in accordance with and supported by and consistent with the books and records of Ligent US, in all material respects, (iii) presents fairly the financial position and the results of operations of Ligent US; and (iv) was prepared in accordance with U.S. GAAP; provided however, that the Financial Statements are not audited and do not contain footnotes.

40. No Brokers or Finders. No person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Ligent US for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

41. Title to and Condition of Properties. Except as would not have a Material Adverse Effect, Ligent US owns (with good and marketable title in the case of real property) or holds under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of Ligent US as presently conducted, free and clear of all Liens, except Permitted Liens. The material buildings, plants, machinery and equipment necessary for the conduct of the business of Ligent US as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

42. No Undisclosed Events. Since November 30, 2007, no material event exists with respect to Ligent US or its businesses, properties, operations or financial condition, which has not been disclosed to the Company in writing as of the date of this Agreement.

43. Ethical Practices; Foreign Corrupt Practices and International Trade Sanctions. Ligent US has not offered or given, and the Shareholders are not aware of any Person that has offered or given, on Ligent US’s behalf, anything of value to, in violation of any law, including the Foreign Corrupt Practices Act of 1977, as amended: (i) any official of a governmental body, any political party or official thereof or any candidate for political office; (ii) any customer or member of any governmental body; or (iii) any other Person, for the purpose of any of the following: (x) influencing any action or decision of such Person in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any governmental body to affect or influence any act or decision of such governmental body to assist Ligent US in obtaining or retaining business for, with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist Ligent US in obtaining or retaining business for, with, or directing business to, any Person, except for an immaterial political contribution (in an amount which was less than $1,000) by a political action committee which was fully disclosed to the appropriate governmental body (without any resulting fine or penalty to Ligent US).

44. Undisclosed Liabilities. Ligent US has no liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for (i) liabilities incurred in the Ordinary Course of Business, (ii) liabilities that are not alone or in the aggregate material to the financial condition or operating results of Ligent US, (iii) certain loans that Ligent US may borrow from Hisense Group or other third parties for the sole purpose of funding the operations of Ligent US between the date hereof and Closing and (iv) obligations under the contracts that are to be performed after the Closing.

45. Customers and Suppliers. Since November 30, 2007, no material supplier of Ligent US has indicated in writing, and the Shareholders have no knowledge (without inquiry), that a material supplier shall stop, or materially decrease the rate of, supplying materials, products or services to Ligent US (except upon the completion in full of contracted supplies), and no material customer of Ligent US has indicated in writing, and the Shareholders have no knowledge (without inquiry), that such material customer shall stop, or materially decrease the rate of, buying materials, products or services from Ligent US (except upon the fulfillment by Ligent US of contracted shipments).

46. Insurance. Ligent US has insurance coverage in scope and amount customary and reasonable for the business in which it is engaged.

47. Transactions with Affiliates. All agreements between Ligent US and its Affiliates are on terms that are not less favorable to Ligent US than those that are reasonably obtainable at the time in an arm’s-length transaction with a Person that is not an Affiliate.

48. Taxes. Ligent US has filed or caused to be filed all Tax Returns required to be filed by Ligent US with any Governmental Authority for all periods through the date hereof, and all such Tax Returns were correct and complete in all material respects. All Taxes owed to any Governmental Authority by Ligent US for a period covered by such Tax Returns, and all claims, demands, assessments, judgments, costs and expenses connected therewith, have been duly and timely paid. Ligent US has not executed or filed with any Governmental Authority any agreement extending the period for assessment or collection of any Taxes.

Schedule 1.7

SHAREHOLDERS REPRESENTATIONS AND WARRANTIES REGARDING SHAREHOLDERS

1. Authority. Such Shareholder has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which such Shareholder is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which such Shareholder is a party, and to perform such Shareholder’s obligations under this Agreement and each of the Transaction Documents to which such Shareholder is a party. This Agreement has been, and each of the Transaction Documents to which such Shareholder is a party will be, duly and validly authorized and approved, executed and delivered by such Shareholder. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than such Shareholder, this Agreement is, and each of the Transaction Documents to which such Shareholder is a party have been, duly authorized, executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

2. No Conflict. Neither the execution or delivery by such Shareholder of this Agreement or any Transaction Document to which such Shareholder is a party, nor the consummation or performance by such Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of such Shareholder (if such Shareholder is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Shareholder is a party or by which the properties or assets of such Shareholder are bound; or (c) except for government approvals set forth in Schedule 1.7 (2)(c), contravene, conflict with, or result in a violation of, any Law or Order to which such Shareholder, or any of the properties or assets of such Shareholder, may be subject.

3. Ownership of Shares. Such Shareholder owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Company pursuant to this Agreement, such Shareholder’s Shares free and clear of any and all Liens. The Shares being transferred to the Company hereunder constitute all issued and outstanding shares of Ligent US. There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which such Shareholder is a party or by which such Shareholder or such Shareholder’s Shares are bound with respect to the issuance, sale, transfer, voting or registration of such Shareholder’s Shares. At the Closing Date, the Company will acquire good, valid and marketable title to such Shareholder’s Shares free and clear of any and all Liens.

4. Litigation. There is no pending Proceeding against such Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of such Shareholder, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

5. No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against such Shareholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Schedule 1.8

COMPANY’S REPRESENTATIONS AND WARRANTIES

6. Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the British Virgin Islands, has all requisite corporate authority and power, governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it. The Company is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned, held or operated makes such qualification, licensing or domestication necessary, except where the failure to be so duly qualified, licensed or domesticated and in good standing would not have a Material Adverse Effect.

7. Organizational Documents. True, correct and complete copies of the organizational documents of the Company have been delivered to Ligent US prior to the execution of this Agreement, and no action has been taken to amend or repeal such organizational documents since such date of delivery. The Company is not in violation or breach of any of the provisions of its organizational documents.

8. Authorization. The Company has all requisite corporate authority and power, governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Company is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Company is a party and to perform its obligations under this Agreement and each of the Transaction Documents to which the Company is a party. The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party have been duly authorized by all necessary corporate action.

9. No Violation. Neither the execution nor the delivery by the Company of this Agreement or any Transaction Document to which the Company is a party, nor the consummation or performance by the Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of the Company (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Company is a party or by which the properties or assets of the Company is bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Company, or any of the properties or assets owned or used by the Company, may be subject.

10. Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Company, this Agreement and each of the Transaction Documents to which the Company is a party are duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

11. Duly Authorized. The issuance of the Company Shares has been duly authorized and, upon delivery to the Shareholders of certificates therefor in accordance with the terms of this Agreement, the Company Shares will have been validly issued and fully paid, and will be nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will he free and clear of all Liens and restrictions, other than Liens created by the Shareholders and restrictions on transfer imposed by this Agreement, a certain Shareholders Agreement of even date herewith by and between the Company, HEH, Hisense Group, Qingdao Hisense Electric Ltd. and SIBL, and the Securities Act.

12. Compliance with Laws. The Company has not received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Company.

13. Certain Proceedings. There is no pending Proceeding that has been commenced against the Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

14. No Brokers or Finders. Except placement fees due to Stanford Investment Banking, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Schedule 1.9

FOREFRONT HOLDINGS’ REPRESENTATIONS AND WARRANTIES

15. Organization; Authority; Binding Effect. Forefront Holdings is a corporation duly organized, validly existing and in good standing under the laws of Florida and has full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Forefront Holdings, and does not and will not (i) contravene its articles of incorporation; or (ii) result in any violation of any law, rule or regulation applicable to Forefront Holdings. Forefront Holdings is not a party to, or subject or bound by, any judgment, injunction or decree of any court of governmental authority which may restrict or interfere with the performance of this Agreement or such other instruments, agreements and documents as are to be executed by Forefront Holdings in connection herewith on or prior to the date of this Agreement. This Agreement and the instruments, agreements and documents executed and delivered in connection herewith are valid and binding obligations of Forefront Holdings enforceable in accordance with their terms.

16. No Conflict or Violation. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby will result in (i) a violation or breach of, or default under, any term or provision of any indenture, mortgage, security agreement, contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which Forefront Holdings is a party or to which it or any of its property may be bound or constitute an event which with notice, lapse of time, or both, would result in any such violation, breach or default, or (ii) a violation by Forefront Holdings of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, or constitute an event which with notice, lapse of time, or both, would result in any such violation.

17. SEC Filings. Forefront Holdings has filed with the SEC (i) its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, (ii) its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 29, 2007 and (iii) all of its other reports, statements, schedules and registration statements through November 29, 2007 (collectively, the “SEC Documents”). As of its filing date (and as of the date of any amendment), each SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each SEC Document filed pursuant to the Securities Exchange Act of 1934, as amended, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

18. Compliance with Laws. Forefront Holdings has complied in all material respects with all laws, ordinances, or governmental or regulatory rules or regulations, whether federal, state, local or foreign applicable to it, including without limitation, all securities laws, rules and regulations.

19. Brokers’ and Finders’ Fees. Forefront Holdings is not obligated to pay any fees or expenses of any broker, finder or consultant in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby.